SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since October 2003, Federated
and related entities
(collectively, "Federated")
and various
Federated-sponsored
mutual funds (Funds)
have been named as
defendants in several class
action lawsuits now pending
in the United States
District Court for the
District of Maryland. The
lawsuits were purportedly filed
 on behalf of people who
purchased, owned and/or
redeemed shares of certain
 Funds during specified periods
beginning November 1, 1998. The
suits are generally similar
 in alleging that Federated
engaged in illegal and improper
trading practices including market
timing and late trading in
concert with certain institutional
 traders, which allegedly
caused financial injury to the mutual
fund shareholders. Federated
without admitting the validity of
 any claim has reached a preliminary
settlement with the
Plaintiffs in these cases. Any
 settlement would have to be
approved by the Court.
     Federated entities have
 also been named as defendants in
several additional lawsuits that
are now pending in the
United States District Court for
the Western District of Pennsylvania.
These lawsuits have been
consolidated into a single
action alleging excessive advisory
fees involving one of the Funds.
The Board of the Funds retained
the law firm of Dickstein Shapiro
LLP to represent the Funds in each of
the
lawsuits described in the
preceding two paragraphs.
Federated and the Funds, and
their respective counsel, have
been defending this litigation,
and none of the Funds remains a
defendant in any of the lawsuits.
Additional
lawsuits based upon similar
allegations may be filed in
the future. The potential
impact of these lawsuits, all of
which seek monetary damages,
attorneys' fees and expenses,
and future potential similar
 suits is uncertain.
Although we do not believe
that these lawsuits will have
 a material adverse effect on
the Funds, there can be no
assurance that these suits,
 ongoing adverse publicity
and/or other developments
resulting from the allegations in
these matters will not result
in increased redemptions, or
reduced sales of shares of the
Funds or other adverse
consequences for the Funds.